ONEMAIN FINANCIAL HOLDINGS, LLC
AND SUBSIDIARIES
Financial Report as of and for the Three Months Ended
March 31, 2016

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Item		Page
Condensed Consolidated Statements of Financial Position as of March 31, 2016 and December 31, 2015		OMFH-2
Condensed Consolidated Statements of Income for the three months ended March 31, 2016 and 2015		OMFH-3
Condensed Consolidated Statements of Comprehensive Income for the three months ended March 31, 2016 and 2015		OMFH-4
Condensed Consolidated Statements of Changes in Member's Equity for the three months ended March 31, 2016 and 2015		OMFH-5
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2016 and 2015		OMFH-6
Notes to Condensed Consolidated Financial Statements as of March 31, 2016 and December 31, 2015 and for the three months ended March 31, 2016 and 2015:		OMFH-8
Note 1.	Business and Basis of Presentation	OMFH-8
Note 2.	OMH Transaction	OMFH-10
Note 3.	Recent Accounting Pronouncements	OMFH-12
Note 4.	Finance Receivables	OMFH-14
Note 5.	Allowance for Finance Receivable Losses	OMFH-18
Note 6.	Investment Securities	OMFH-19
Note 7.	Transactions with Affiliates	OMFH-24
Note 8.	Long-term Debt	OMFH-25
Note 9.	Variable Interest Entities	OMFH-26
Note 10.	Accumulated Other Comprehensive Income (Loss)	OMFH-29
Note 11.	Income Taxes	OMFH-30
Note 12.	Contingencies	OMFH-30
Note 13.	Benefit Plans	OMFH-31
Note 14.	Share-Based and Incentive Compensation	OMFH-32
Note 15.	Fair Value Measurements	OMFH-32
Note 16.	Subsequent Events	OMFH-38

OMFH-1

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Financial Position
(dollars in millions)

	Successor
	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Cash and cash equivalents	$326	$572
Investment securities	1,251	1,264
Net finance receivables (includes loans of consolidated VIEs of $8.0 billion in 2016 and $7.8 billion in 2015)	8,729	8,877
Unearned insurance premium and claim reserves	(399)	(413)
Allowance for finance receivable losses (includes allowance of consolidated VIEs of $295 million in 2016 and $304 million in 2015)	(385)	(365)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	7,945	8,099
Restricted cash and cash equivalents (includes restricted cash and cash equivalents of consolidated VIEs of $363 million in 2016 and $381 million in 2015)	363	381
Goodwill	1,422	1,440
Deferred tax assets, net	223	189
Other intangible assets	522	542
Intercompany notes receivable	374	—
Other assets	228	211
Total assets	$12,654	$12,698

Liabilities and Member's Equity
Revolving line of credit	$250	$1,420
Long-term debt (includes debt of consolidated VIEs of $6.1 billion in 2016 and $6.1 billion in 2015)	7,433	6,298
Insurance claims and policyholder liabilities	518	518
Deferred and accrued taxes	51	28
Other liabilities (including other liabilities of consolidated VIEs of $8 million in 2016 and $8 million in 2015)	194	152
Total liabilities	8,446	8,416
Commitments and contingencies (Note 12)

Member's equity:
Member units ($1.00 par value, 1,000 units issued and authorized at March 31, 2016 and December 31, 2015)	—	—
Additional paid-in capital	4,367	4,479
Accumulated other comprehensive income (loss)	4	(10)
Retained deficit	(163)	(187)
Total member's equity	4,208	4,282
Total liabilities and member's equity	$12,654	$12,698

See Notes to Condensed Consolidated Financial Statements.

OMFH-2

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(dollars in millions)

	Successor	Predecessor
	Three Months Ended	Three Months Ended
	March 31, 2016	March 31, 2015
Finance charges	$388	$506
Interest expense	74	77
Net interest income	314	429
Provision for finance receivable losses	131	154
Net interest income after provision for finance receivable losses	183	275

Other revenues:
Insurance	75	84
Investment	14	17
Other	12	11
Total other revenues	101	112

Other expenses:
Operating expenses:
Salaries and benefits	116	79
Other operating expenses	102	109
Insurance policy benefits and claims	28	35
Total other expenses	246	223

Income before provision for income taxes	38	164
Provision for income taxes	14	64
Net income	$24	$100

See Notes to Condensed Consolidated Financial Statements.

OMFH-3

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(dollars in millions)

	Successor	Predecessor
	Three Months Ended	Three Months Ended
	March 31, 2016	March 31, 2015
Net income	$24	$100
Other comprehensive income:
Net change in unrealized gains and losses on investment securities	15	10
Net change in foreign currency translation adjustment	7	(8)
Income tax effect:
Net change in unrealized gains and losses on investment securities	(5)	(3)
Net change in foreign currency translation adjustment	(2)	3
Other comprehensive income, net of tax, before reclassification adjustments	15	2
Reclassification adjustments included in net income:
Net realized gains on available-for-sale securities	(1)	(3)
Income tax effect:
Net realized gains on available-for-sale securities	—	1
Reclassification adjustments included in net income, net of tax	(1)	(2)
Other comprehensive income, net of tax	14	—

Comprehensive income	$38	$100

See Notes to Condensed Consolidated Financial Statements.

OMFH-4

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Changes in Member's Equity
(Unaudited)
(dollars in millions)

			Additional paid-in capital	Retained earnings (deficit)	Accumulated other comprehensive income (loss)	Total equity
	Membership units
	Units	Amount
Successor
Balance, January 1, 2016	1,000	$—	$4,479	$(187)	$(10)	$4,282
Net income	—	—	—	24	—	24
Transfers to Parent (1)	—	—	(22)	—	—	(22)
Dividends	—	—	(90)	—	—	(90)
Other comprehensive income, net of taxes	—	—	—	—	14	14
Balance, March 31, 2016	1,000	—	4,367	(163)	4	4,208

Predecessor
Balance, January 1, 2015	1,000	$—	$1,846	$43	$44	$1,933
Net income	—	—	—	100	—	100
Transfers to Parent	—	—	(5)	—	—	(5)
Dividends	—	—	—	—	—	—
Other comprehensive loss, net of taxes	—	—	—	—	—	—
Balance, March 31, 2015	1,000	$—	$1,841	$143	$44	$2,028
__________
(1) Consists primarily of final purchase price settlement with Citigroup. See Note2.

See Notes to Condensed Consolidated Financial Statements.

OMFH-5

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in millions)

	Successor	Predecessor
	Three Months Ended	Three Months Ended
	March 31, 2016	March 31, 2015
Cash flows from operating activities
Net income (loss)	$24	$100
Reconciling adjustments:
Provision for finance receivable losses	131	154
Depreciation and amortization	134	17
Deferred income tax benefit	(39)	1
Share-based incentive compensation expense	1	—
Other, net	(4)	(3)
Cash flows due to changes in:
Other assets and other liabilities	33	25
Insurance claims and policyholder liabilities	(18)	(13)
Taxes receivable and payable	22	67
Accrued interest and finance charges	1	11
Net cash provided by operating activities	285	359
Cash flows from investing activities
Net principal collections (originations) of finance receivables	(83)	60
Net decrease (increase) in short-term investments	—	(72)
Available-for-sale and other securities purchased	(62)	(121)
Available-for-sale and other securities called, sold, and matured	100	81
Purchase of premises and equipment	(3)	(1)
Intercompany note receivable	(370)	—
Change in restricted cash and cash equivalents	18	(76)
Net cash used for investing activities	(400)	(129)
Cash flows from financing activities
Debt issuance costs	(19)	(24)
Repayments of revolving line of credit	(1,420)	—
Draws on revolving line of credit	250	—
Proceeds from issuance of long-term debt, net	1,147	1,229
Net decrease in related party debt	—	(1,342)
Dividends paid	(90)	—
Net cash used for financing activities	(132)	(137)

Effect of exchange rate changes on cash and cash equivalents	1	—
Net change in cash and cash equivalents	(246)	93
Cash and cash equivalents at beginning of period	572	172
Cash and cash equivalents at end of period	$326	$265

OMFH-6

ONEMAIN FINANCIAL HOLDINGS, LLC AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (continued)
(Unaudited)
(dollars in millions)

	Successor		Predecessor
	Three Months Ended		Three Months Ended
	March 31, 2016		March 31, 2015
Supplemental non-cash activities:
Transfers to Parent	(22)	(1)	(5)
__________
(1) Consists primarily of final purchase price settlement with Citigroup. See Note2.

See Notes to Condensed Consolidated Financial Statements.

OMFH-7

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Business and Basis of Presentation

The accompanying Condensed Consolidated Financial Statements primarily include OneMain Financial Holdings, LLC ("OMFH")(formerly OneMain Financial Holdings, Inc.), a holding company, and its wholly owned subsidiaries OneMain Financial Group, LLC ("OMFL"), formerly OneMain Financial, Inc., a Delaware corporation ("OMFI"), American Health and Life Insurance Company ("AHL") and Triton Insurance Company ("Triton"), (collectively "OneMain Financial Holdings, LLC and subsidiaries", the "Company," "we," "us," or "our").

On November 15, 2015, the Company was acquired by OneMain Holdings, Inc. ("OMH"), formerly Springleaf Holdings, Inc., (the "OMH Transaction") at which time OMFH became a wholly owned subsidiary of Independence Holdings, LLC ("Parent"), a wholly owned subsidiary of OMH and OMFI was liquidated and merged into newly formed OMFL. Prior to the sale, the Company was a wholly owned subsidiary of CitiFinancial Credit Company ("CCC"; Predecessor "Parent"), which is a wholly owned subsidiary of Associates First Capital Corporation, an indirect subsidiary of Citigroup, Inc. ("Citigroup"). The OMH Transaction was effective November 1, 2015 pursuant to OMH's contractual agreements with Citigroup. See Note 2 for further information.

On May 26, 2015, OneMain Financial Holdings, Inc. was converted to a limited liability company, or LLC, and renamed OneMain Financial Holdings, LLC. Ownership interests in the LLC are presented as Member units (formerly presented as Common stock). The member has no liability to the Company or its creditors for obligations or liabilities of the Company.

Prior to the OMH Transaction, we managed our business through two operating segments: Lending and Insurance. Subsequent to the OMH Transaction, and at the direction of OMH, we manage our business as a single operating segment. In accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 280, Segment Reporting, operating segments represent components of an entity where discrete financial information is available and for which the operating results are regularly reviewed by the chief operating decision maker to determine resources to be allocated to a segment and to assess its performance. Under OMH, the chief operating decision maker regularly reviews our financial information as a single segment.

We are engaged in the business of originating and servicing personal loans to consumers through a community branch-based network throughout the United States and, via our insurance subsidiaries, underwriting policies to our customers and underwriting and reinsuring policies covering customers of Citigroup affiliates. In addition, we are a full service administrator of debt protection products for customers of Citigroup affiliates.

Basis of Presentation

We prepared our condensed consolidated financial statements using generally accepted accounting principles in the United States of America ("U.S. GAAP"). These statements are unaudited. The year-end condensed balance sheet data was derived from our audited financial statements, but does not include all disclosures required by U.S. GAAP. The statements include the accounts of OMFH, its subsidiaries, and variable interest entities ("VIEs") in which we hold a controlling financial interest and for which we are considered to be the primary beneficiary as of the financial statement date.

We eliminated all material intercompany accounts and transactions. We made judgments, estimates, and assumptions that affect amounts reported in our condensed consolidated financial statements and disclosures of contingent assets and liabilities. In management’s opinion, the condensed consolidated financial statements include the normal, recurring adjustments necessary for a fair statement of results. Ultimate results could differ from our estimates. We evaluated the effects of and the need to disclose events that occurred subsequent to the balance sheet date. To conform to the 2016 presentation, we have reclassified certain items in prior periods, including certain items in prior periods of our condensed consolidated statements of income and cash flows. These statements should be read in conjunction with the consolidated financial statements and related notes for the year ended December 31, 2015. We follow the same significant accounting policies for our interim reporting.

On November 13, 2015, regulatory approvals were received to allow for the previously announced sale of the Company to OMH. The sale was completed on November 15, 2015 and effective November 1, 2015, resulting in OMH acquiring all of the outstanding equity interests of the Company for approximately $4.5 billion in cash. As discussed in Note 2, the Company, as an acquired business, elected to apply pushdown accounting and a new basis of accounting was established. For accounting purposes, the old entity (the "Predecessor" or "Predecessor Company") was terminated and a new entity (the "Successor" or "Successor Company") was created. This distinction is made throughout this Financial Report through the inclusion of a vertical black line between the Successor and the Predecessor columns.

OMFH-8

The Condensed Consolidated Financial Statements of the Predecessor Company include expense allocations to and from affiliates for certain costs of support functions provided on a centralized basis within Citigroup. Such allocations primarily relate to employee benefits, technology, operations and global functions such as finance, human resources, legal and compliance. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefits received by the Predecessor Company during the periods presented. The allocations may not, however, reflect the expenses the Predecessor Company would have incurred as a stand-alone company for the periods presented. Actual costs that may have been incurred if the Predecessor Company had been a stand-alone company would depend on multiple factors, including organizational structure, which functions were outsourced or performed by employees and strategic decisions in various areas such as information technology and infrastructure. Refer to Note 7 for further discussion of these expense allocations.

The Condensed Consolidated Financial Statements included herein may not be indicative of the Company’s financial position, results of operations, and cash flows in the future, and also may not be indicative of the financial position, results of operations and cash flows had the Company been a separate, stand-alone entity during the periods presented.

Ownership interests in the LLC are presented as membership units (formerly common stock).

While the Company is included in the consolidated U.S. federal and certain state income tax returns of Citigroup or OMH, respectively, the Income before provision for income taxes in the Condensed Consolidated Statements of Income has been calculated as if the Company filed separate U.S. federal and state tax returns.

We consolidate entities deemed to be variable interest entities ("VIEs") when the Company is determined to be the primary beneficiary.

Prior Period Revisions of Predecessor

Certain prior period amounts have been reclassified between various financial statement line items to conform to OMH's financial statement presentation. These reclassifications do not impact historical net income. The historical financial statements do not reflect the impact of pushdown accounting, which we applied prospectively to our financial statements as of November 1, 2015. These reclassifications are composed primarily of the following items.

Statement of Income:

•	Reclassification of realized gain on sales and impairments of investments to investment revenue

•	Reclassification of various operating expenses to other operating expense

Statement of Cash Flows:

•	Reclassification of net realized gain on sales of investments and impairments of investments to Other, net

•	Reclassification of net changes in other assets and liabilities to various operating cash flows

•	Reclassification of originations of consumer finance receivables and repayments of consumer finance receivables to Net principal collections (originations) of finance receivables.

•	Reclassification of proceeds from sales of investments and proceeds from maturities of investments to AFS and other securities called, sold, and matured

•	Reclassification of repayments on revolving line of credit - related party and repayments on revolving line of credit - third party to Repayments of revolving line of credit

•	Reclassification of draws on revolving line of credit - related party and draws on revolving line of credit - third party to Draws on revolving line of credit

OMFH-9

The following tables summarize the historical and revised financial statement amounts for the Predecessor Company:

Statement of Income

	Three Months Ended March 31, 2015
	As Reclassified	Historical
(dollars in millions)
Revenues:
Investment revenue	$17	$14
Realized gain on sales and impairments of investments, net	—	3
Expenses:
Technology and communications	—	21
Occupancy	—	18
Advertising and marketing	—	15
Other operating	109	55

Statement of Cash Flows

	Three Months Ended March 31, 2015
	As Reclassified	Historical
(dollars in millions)
Net realized gain on sales of investments	$—	$(4)
Impairments of investments	—	1
Other, net	(3)	—

Net changes in other assets and liabilities	—	90
Other assets and other liabilities	25	—
Insurance claims and policyholder liabilities	(13)	—
Taxes receivable and payable	67	—
Accrued interest and finance charges	11	—

Originations of consumer finance receivables	—	(601)
Repayments of consumer finance receivables	—	661
Net principal collections (originations) of finance receivables	60	—

Proceeds from sales of investments	—	31
Proceeds from maturities of investments	—	50
AFS and other securities called, sold, and matured	81	—

(2) OMH Transaction

As a result of becoming a wholly-owned subsidiary of OMH, we elected to apply pushdown accounting (or "acquisition accounting") and adopt OMH's accounting policies. As a result of the application of pushdown accounting, we revalued our assets and liabilities based on their fair values at the effective date of the OMH Transaction in accordance with business combination accounting standards. Accordingly, the financial statements for periods on or after November 1, 2015 are not comparable with the financial statements for periods prior to November 1, 2015. References to "Successor" or "Successor Company" refer to the Company for all periods presented, on or after November 1, 2015, after giving effect to the application of acquisition accounting. References to "Predecessor" or "Predecessor Company" refer to the Company for all periods prior to November 1, 2015.

OMFH-10

The total initial purchase consideration given by OMH for OMFH was $4.478 billion in cash. The total purchase consideration over the acquisition date fair value of identifiable net assets is included in Goodwill in the Consolidated Statements of Financial Position of the Successor Company.

The goodwill recognized from the acquisition reflects the strategic benefits and opportunities of the combined companies.

The purchase price was allocated to the net tangible and intangible assets acquired and liabilities assumed, based on their respective estimated fair values as of October 31, 2015. Given the timing of the transaction and complexity of the purchase accounting, the estimate of the fair value adjustment specific to the acquired loans and intangible assets is preliminary. Management intends to finalize the accounting for these matters as soon as reasonably possible. Separately, during the measurement period, which may be up to one year from the acquisition date, management may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill if new information, which existed as of the acquisition date, comes to management’s attention.

The excess of the purchase price over the fair values, which we recorded as goodwill, was determined as follows:

(dollars in millions)	As of October 31, 2015	Adjustments*		As of March 31, 2016

Cash consideration	$4,478	$(23)	(1)	$4,455
Fair value of assets acquired:
Cash and cash equivalents	958	—		958
Investment securities	1,294	—		1,294
Finance receivables	8,801	(6)	(2)	8,795
Intangibles	555	—		555
Other assets	247	—		247
Fair value of liabilities assumed:
Long-term debt	(7,725)	—		(7,725)
Unearned premium, insurance policy and claims reserves	(936)	—		(936)
Other liabilities	(156)	1	(3)	(155)
Goodwill	$1,440			$1,422
__________
*During the first quarter of 2016, we recorded the following adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill as new information, which existed as of the acquisition date, was brought to our attention:
(1) Represents a subsequent cash payment from Citigroup as a result of reaching final agreement on certain purchase accounting adjustments.
(2) Represents the net impact of an increase to the discount of purchased credit impaired finance receivables of $64 million and an increase to the premium on finance receivables purchased as performing receivables of $58 million as a result of revisions to the receivables valuation during the measurement period. This adjustment also resulted in $15 million of additional loan premium amortization and $3 million of additional loan discount accretion since acquisition, of which $7 million and $1 million would have been recorded for the two months ended December 31, 2015 had the adjustment been retroactively reflected from the acquisition date.
(3) Represents the settlement of a payable to Citigroup during the measurement period.

Of the adjusted $8.8 billion of acquired personal loans included in the table above, $8.1 billion relates to finance receivables determined not to be credit impaired at acquisition. Contractually required principal and interest of these non-credit impaired personal loans was $11.6 billion at the date of acquisition, of which $2.2 billion is not expected to be collected.

On February 24, 2016, OMH reached final agreement with Citigroup on certain purchase accounting adjustments. The final adjustment resulted in an additional payment by Citigroup of $23 million to Independence Holdings, LLC. We recorded the payment as a reduction to additional paid in capital and goodwill in our condensed consolidated financial statements.

OMFH-11

Changes in the carrying amount of goodwill were as follows:

(dollars in millions)
Three Months Ended March 31,	2016
Balance at beginning of period	$1,440
Adjustments to purchase price allocation	(18)
Balance at end of period	$1,422

Transition Service Agreement

As a result of the OMH Transaction, we entered into a Transition Services Agreement ("TSA") and a Reverse TSA with Citigroup to continue to provide certain services to us and for us to continue to provide certain services to Citigroup on a temporary basis. The primary services that continue to be provided by Citigroup to us include use of buildings, use of specified systems and technology infrastructure, and certain finance, collection, operation and realty support functions. The primary services that we continue to provide to Citigroup include finance department support and specified technology systems. The agreements expire November 15, 2016 with an option to extend for an additional 6 months. Prior to expiration OM can cancel any of the TSA items with 60 days’ notice. Pricing is based on the specific service provided and is detailed in the agreements.

(3) Recent Accounting Pronouncements

ACCOUNTING PRONOUNCEMENTS RECENTLY ADOPTED

Pushdown Accounting

In November 2014, the FASB issued Accounting Standards Update ("ASU") No. 2014-17, Business Combinations (Topic 805): Pushdown Accounting.

The amendments in the ASU provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. An acquired entity should determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable. The amendments in this ASU are effective November 18, 2014.

In May 2015, the FASB issued ASU No. 2015-08, Business Combinations (Topic 805): Pushdown Accounting - Amendments to SEC Paragraphs Pursuant to Staff Accounting Bulletin No. 115, to remove Securities and Exchange Commission (the "SEC") staff guidance on pushdown accounting from the ASC. The SEC staff had previously rescinded its guidance with the issuance of Staff Accounting Bulletin No. 115 when the FASB issued its own pushdown accounting guidance in November 2014. The ASU is effective immediately. We applied pushdown accounting as a result of the OMH Transaction discussed in Note 1. The impact on our Consolidated Financial Statements is discussed in Note 2.

Consolidation

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which is intended to improve certain areas of consolidation guidance for legal entities such as limited partnerships, limited liability companies, and securitization structures. The ASU reduces the number of consolidation models. The ASU became effective on January 1, 2016 and did not have an impact on our financial statements.

Debt Issuance Costs

In April 2015, the FASB issued ASU No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs, to conform the presentation of debt issuance costs to that of debt discounts and premiums. Thus, the ASU requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted for financial statements that have not been previously issued. We elected to early adopt this new ASU as of September 30, 2015

OMFH-12

and reclassified $39 million of debt issuance costs as of March 31, 2015 from Other assets to Long-term debt on the Condensed Consolidated Statements of Financial Position.

In conjunction with ASU 2015-03, in August 2015 the FASB issued ASU No. 2015-15 Interest-Imputation of Interest (Subtopic 835-30), Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting. Given the absence of authoritative guidance within Update 2015-03 for debt issuance costs related to line-of-credit arrangements, this ASU amends SEC Staff Guidance to state that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. We will continue to report fees paid to access our warehouse facility in Other assets on the Condensed Consolidated Statements of Financial Position.

Technical Corrections and Improvements

In June of 2015, the FASB issued ASU No. 2015-10, Technical Corrections and Improvements, to correct differences between original guidance and the Codification, clarify the guidance, correct references and make minor improvements affecting a variety of topics. The amendments to this transition guidance are effective for fiscal years beginning after December 15, 2015. The adoption of this ASU did not have a material effect on our condensed consolidated financial statements.

Business Combination Adjustments

In September of 2015, the FASB issued ASU No. 2015-16, Business Combinations, to eliminate the requirement to restate prior period financial statements for measurement period adjustments. This update requires the cumulative impact of a measurement period adjustment, including the impact on prior periods, to be recognized in the reporting period in which the adjustment is identified. The ASU is effective for fiscal years beginning after December 15, 2015. Early adoption is permitted. We elected to early adopt this ASU as of December 31, 2015. The impact of our measurement period adjustments is discussed in Note 2.

ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED

Revenue Recognition

In May of 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which provides a consistent revenue accounting model across industries. In August of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers - Deferral of the Effective Date, to defer the effective date of the new revenue recognition standard by one year, which would result in the ASU becoming effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Many of our revenue sources are not within the scope of this new standard, and we are evaluating whether the adoption of this ASU for those revenue sources that are in scope will have a material effect on our consolidated financial statements.

Short-Duration Insurance Contracts Disclosures

In May of 2015, the FASB issued ASU No. 2015-09, Financial Services-Insurance (Topic 944): Disclosures about Short-Duration Contracts, to address enhanced disclosure requirements for insurers relating to short-duration insurance contract claims and unpaid claims liability roll-forward for long and short-duration contracts. The disclosures are intended to provide users of financial statements with more transparent information about an insurance entity’s initial claim estimates and subsequent adjustments to those estimates, the methodologies and judgments used to estimate claims, and the timing, frequency, and severity of claims. The ASU is effective for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016. We are currently evaluating the potential impact of the adoption the ASU on our condensed consolidated financial statements.

Financial Instruments

In January of 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which simplifies the impairment assessment of equity investments. The update requires equity investments to be measured at fair value with changes recognized in net income. This ASU eliminates the requirement to disclose the methods and assumptions to estimate fair value for financial instruments, requires the use of the exit price for disclosure purposes, requires the change in liability due to a change in credit risk to be presented in other comprehensive income, requires separate presentation of financial assets and liabilities by measurement category and form of asset (securities and loans), and clarifies the need for evaluation allowance on a deferred tax asset related to available-for-sale securities. The amendments in this ASU

OMFH-13

become effective prospectively for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. We will evaluate whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Leases

In February of 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU will require lessees to recognize assets and liabilities on leases with terms greater than 12 months and to disclose information related to the amount, timing and uncertainty of cash flows arising from leases, including various qualitative and quantitative requirements. The amendments of this ASU become effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018. We will evaluate whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Debt Instruments

In March of 2016, the FASB issued ASU 2016-06, Contingent Puts and Call Options in Debt Instruments, which clarifies the requirements for assessing whether contingent call (put) options that can accelerate the payment of principle on debt instruments are clearly and closely related to their debt host. The ASU requires assessing the embedded call (put) options solely in accordance with the four-step decision sequence. The amendment of this ASU becomes effective on a modified retrospective basis for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. We will evaluate whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Technical Corrections and Improvements

In March of 2016, the FASB issued ASU 2016-08, Principal versus Agent Considerations, which clarifies the implementation of the guidance on principal versus agent considerations from ASU 2014-09, Revenue from Contracts with Customers. ASU 2016-08 does not change the core principle of the guidance in ASU 2014-09, but rather clarifies the distinction between principal versus agent considerations when implementing ASU 2014-09. As these are technical corrections and improvements only, the company does not believe that this ASU will have a material effect on our consolidated financial statements.

Stock Compensation

In March of 2016, the FASB issued ASU 2016-09, Improvements to Employee Share - Based Payment Accounting, which simplifies the accounting for share-based payment transactions, income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendment in this ASU becomes effective on a modified retrospective transition for accounting in tax benefits recognized, retrospectively for accounting related to the presentation of employee taxes paid, prospective for accounting related to recognition of excess tax benefits, and either a prospective or retrospective method for accounting related to presentation of excess employee tax benefits for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. We will evaluate whether the adoption of this ASU will have a material effect on our consolidated financial statements.

We do not believe that any other accounting pronouncement issued during the first quarter of 2016, but not yet effective, would have a material impact on our consolidated financial statements or disclosures, if adopted.

(4) Finance Receivables

SUCCESSOR

Our finance receivables, which are all personal loans, are secured by consumer goods, automobiles, or other personal property or are unsecured, typically non-revolving with a fixed-rate and a fixed, original term of four to six years. At March 31, 2016, $409 million, or 5%, of loans were secured by collateral consisting of titled personal property (such as automobiles) and $8.3 billion, or 95%, were secured by consumer household goods or other items of personal property or were unsecured.

OMFH-14

Components of net finance receivables were as follows:

(dollars in millions)	March 31, 2016	December 31, 2015

Gross receivables(1)	$10,026	$10,208
Unearned finance charges and points and fees	(1,397)	(1,427)
Accrued finance charges	80	86
Deferred origination costs	20	10
Total	$8,729	$8,877
__________

(1)	Gross receivables are defined as follows:
• Finance receivables acquired in the OMH Transaction— gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts; additionally, the remaining unamortized premium or discount established at the time of the OMH Transaction, is included in both interest bearing and precompute accounts to reflect the acquisition accounting adjustments in the finance receivable balance; and
• Finance receivables originated subsequent to the OMH Transaction— gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts; and
• Credit impaired finance receivables — gross finance receivables equal the remaining estimated cash flows less the current balance of accretable yield on the credit impaired accounts.

Included in the table above are finance receivables associated with securitizations that remain on the Condensed Consolidated Statements of Financial Position. At March 31, 2016, the carrying values of these finance receivables totaled $8.0 billion.

Credit Quality Indicators

We consider the delinquency status and nonperforming status of the finance receivable as our credit quality indicators. We did not have finance receivables that were more than 90 days past due and still accruing finance charges.

Delinquent Finance Receivables

We consider the delinquency status of the finance receivable as our primary credit quality indicator. We monitor delinquency trends to manage our exposure to credit risk. We consider finance receivables 60 days or more past due as delinquent and consider the likelihood of collection to decrease at such time.

The following is a summary of net finance receivables by days delinquent:

(dollars in millions)	March 31, 2016	December 31, 2015

Net finance receivables:
60-89 days past due	$62	$74
90-119 days past due	56	51
120-149 days past due	57	19
150-179 days past due	53	19
180 days or more past due	—	—
Total delinquent finance receivables	228	163
Current	8,422	8,616
30-59 days past due	79	98
Total	$8,729	$8,877

Nonperforming Finance Receivables

We also monitor finance receivable performance trends to evaluate the potential risk of future credit losses. At 90 days or more past due, we consider our finance receivables to be nonperforming. Once the finance receivables are considered as nonperforming, we consider them to be at increased risk for credit loss.

OMFH-15

Our performing and nonperforming net finance receivables were as follows:

(dollars in millions)	March 31, 2016	December 31, 2015

Performing	$8,563	$8,788
Nonperforming	166	89
Total	$8,729	$8,877

Credit Impaired Finance Receivables

Upon closing of the OMH Transaction, we determined certain finance receivables to be credit impaired. During the first quarter of 2016, we recorded a purchase accounting adjustment of $64 million, which decreased the initial fair value of these purchase credit impaired loans, as a result of new information brought to our attention that existed as of the acquisition date.

We report the carrying amount (which initially was the fair value) of our credit impaired finance receivables in Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses in the Condensed Consolidated Statements of Financial Position as discussed below.

Information regarding our credit impaired finance receivables were as follows:

(dollars in millions)	March 31, 2016	December 31, 2015

Carrying amount, net of allowance	$468	$624
Outstanding balance	708	911
Allowance for credit impaired finance receivable losses	—	—

The following table presents changes in accretable yield for credit impaired finance receivables:

Three Months Ended
(dollars in millions)	March 31, 2016(1)

Balance at beginning of period	$143
Accretion	(20)
Reclassifications from nonaccretable difference	—
Disposals of finance receivables(2)	(14)
Balance at end of period	$109
__________
(1) As a result of the purchase accounting adjustment to credit impaired loans, which we recorded during the first quarter of 2016, accretion and disposals of finance receivables for the three months ended March 31, 2016 include $1 million and $3 million, respectively, that would have been recorded during the two months ended December 31, 2015, had this adjustment been retroactively reflected since the acquisition date.

(2) Disposals of finance receivables represent finance charges forfeited due to credit impaired finance receivables charged-off during the period.

OMFH-16

Troubled Debt Restructured Finance Receivables

Information regarding TDR finance receivables for which the loan modification was granted subsequent to the OMH Transaction were as follows:

(dollars in millions)	March 31, 2016	December 31, 2015

TDR gross finance receivables(1)	$53	$14
TDR net finance receivables(2)	49	15
Allowance for TDR finance receivable losses	37	8
__________
(1) As defined earlier in this Note.
(2) TDR gross finance receivables plus related unearned finance charges and points and fees, accrued finance charges and deferred origination costs.

We have no commitments to lend additional funds on our TDR finance receivables.

TDR average net receivables and finance charges recognized on TDR finance receivables were as follows:

Three Months Ended
(dollars in millions)	March 31, 2016

TDR average net receivables	$31
TDR finance charges recognized	1

Information regarding the new volume of the TDR finance receivables were as follows:

Three Months Ended
(dollars in millions)	March 31, 2016

Pre-modification TDR net finance receivables	$41
Post-modification TDR net finance receivables:
Rate reduction	41
Other(1)	—
Total post-modification TDR net finance receivables	$41
Number of TDR accounts	5,118
__________
(1) "Other" modifications include extension of term and forgiveness of principal or interest.

There were less than $1 million of net finance receivables that were modified as TDR finance receivables since the OMH Transaction for which there was a default during the period to cause the TDR finance receivables to be considered nonperforming (90 days or more past due).

PREDECESSOR

Impaired Loans

Impaired loans are those for which we believe it is not probable that it will collect all amounts due according to the original contractual terms of the loan. Impaired loans include loans whose terms have been modified due to the borrower’s financial difficulties and for which we have granted a concession to the borrower. These modifications may include interest rate reductions and/or principal forgiveness. Impaired loans exclude loans that have not been modified and are carried on a non-accrual basis. In addition, impaired loans exclude substantially all loans modified pursuant to our short-term modification

OMFH-17

programs (i.e., for periods of 12 months or less) that were modified after December 31, 2008 and prior to January 1, 2011. Interest income recognized on impaired loans during the three months ended March 31, 2015 was $21 million.

Troubled Debt Restructurings

We may make modifications to our loans for various reasons. Such modifications may result in long-term or short-term rate reductions and payment deferrals. When a modification is made to a loan for a borrower experiencing financial difficulty and the terms are considered below market terms for that borrower, we report such modified loans as TDRs.

The following tables summarize TDR activity and default information:

Three Months Ended
March 31, 2015
Number of loans modified	9,587
Post-modification recorded investment (in millions of dollars)	$72
Average interest rate reduction	7.90%
TDRs for which a payment default (defined as 60 days past due) occurred within one year of the modification (in millions of dollars)	$17

(5) Allowance for Finance Receivable Losses

SUCCESSOR

Allowance for Finance Receivable Losses

Changes in the allowance for finance receivable losses were as follows:

(dollars in millions)	March 31, 2016

Balance at beginning of period	$365
Provision for finance receivable losses	131
Charge-offs	(111)
Recoveries	—
Balance at end of period	$385

Included in the allowance for finance receivable losses are allowances associated with securitizations that totaled $295 million at March 31, 2016. See Note 9 for further discussion regarding our securitization transactions.

The carrying value charged-off for credit impaired loans was $56 million for the three months ended March 31, 2016

OMFH-18

The allowance for finance receivable losses and net finance receivables by type and by impairment method were as follows:

(dollars in millions)	March 31, 2016	December 31, 2015

Allowance for finance receivable losses for finance receivables:
Collectively evaluated for impairment	$348	$357
Credit impaired finance receivables	—	—
TDR finance receivables	37	8
Total	$385	$365
Finance receivables:
Collectively evaluated for impairment	$8,212	$8,238
Credit impaired finance receivables	468	624
TDR finance receivables	49	15
Total	$8,729	$8,877

Allowance for finance receivable losses as a percentage of finance receivables	4.41%	4.11%

PREDECESSOR

Allowance for Loan Losses

The following table summarizes the change in the allowance for loan losses on consumer finance receivables:

Three Months Ended
March 31, 2015
(In millions of dollars)
Balance at beginning of period	$695
Provision for finance receivable losses	154
Charge-offs	(172)
Recoveries	11
Balance at end of period	$688
Total loans	$8,115
Allowance for finance receivable losses as a percentage of total loans	8.48%

OMFH-19

(6) Investment Securities

SUCCESSOR

Cost/amortized cost, unrealized gains and losses, and fair value of available-for-sale securities by type were as follows:

(dollars in millions)	Cost / Amortized Cost	Unrealized Gains		Unrealized Losses	Fair Value
March 31, 2016
Fixed maturity available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	$29	$—	—	$—	$29
Obligations of states, municipalities, and political subdivisions	51	1	—	—	52
Non-U.S. government and government sponsored entities	121	1		—	122
Corporate debt	734	7		(5)	736
Mortgage-backed, asset-backed, and collateralized:
Residential mortgage-backed securities ("RMBS")	48	—		—	48
Commercial mortgage-backed securities ("CMBS")	68	1		—	69
Collateralized debt obligations ("CDO")/Asset-backed securities ("ABS")	37	—		—	37
Total bonds	1,088	10		(5)	1,093
Preferred stock	7	—		—	7
Common stock	24	2		(2)	24
Other long-term investments	1	—		—	1
Total	$1,120	$12		$(7)	$1,125

(dollars in millions)	Cost / Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2015
Fixed maturity available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	$28	$—	$—	$28
Obligations of states, municipalities, and political subdivisions	52	—	—	52
Non-U.S. government and government sponsored entities	126	—	—	126
Corporate debt	740	1	(9)	732
Mortgage-backed, asset-backed, and collateralized:
Residential mortgage-backed securities ("RMBS")	54	—	—	54
Commercial mortgage-backed securities ("CMBS")	73	1	(1)	73
Collateralized debt obligations ("CDO")/Asset-backed securities ("ABS")	42	—	—	42
Total bonds	1,115	2	(10)	1,107
Preferred stock	8	—	—	8
Common stock	23	—	(1)	22
Other long-term investments	1	—	—	1
Total	$1,147	$2	$(11)	$1,138

As of March 31, 2016 and December 31, 2015, we had less than $1 million of AFS securities for which we do not intend to sell and it is not more-likely-than-not we will be required to sell, with OTTI recognized in accumulated other comprehensive income or loss.

OMFH-20

Fair value and unrealized losses on available-for-sale securities by type and length of time in a continuous unrealized loss position were as follows:

	Less Than 12 Months		12 Months or Longer		Total
(dollars in millions)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
March 31, 2016
Bonds:
U.S. government and government sponsored entities	$13	$—	$—	$—	$13	$—
Obligations of states, municipalities, and political subdivisions	6	—	—	—	6	—
Non-U.S. government and government sponsored entities	25	—	—	—	25	—
Corporate debt	244	(5)	—	—	244	(5)
RMBS	6	—	—	—	6	—
CMBS	24	—	—	—	24	—
CDO/ABS	21	—	—	—	21	—
Total bonds	339	(5)	—	—	339	(5)
Preferred stock	6	—	—	—	6	—
Common stock	10	(2)	—	—	10	(2)
Other long-term investments	—	—	—	—	—	—
Total	$355	$(7)	$—	$—	$355	$(7)

	Less Than 12 Months		12 Months or Longer		Total
(dollars in millions)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
December 31, 2015
Bonds:
U.S. government and government sponsored entities	$26	$—	$—	$—	$26	$—
Obligations of states, municipalities, and political subdivisions	33	—	—	—	33	—
Non-U.S. government and government sponsored entities	19	—	—	—	19	—
Corporate debt	598	(9)	—	—	598	(9)
RMBS	39	—	—	—	39	—
CMBS	68	(1)	—	—	68	(1)
CDO/ABS	42	—	—	—	42	—
Total bonds	825	(10)	—	—	825	(10)
Preferred stock	2	—	—	—	2	—
Common stock	16	(1)	—	—	16	(1)
Other long-term investments	—	—	—	—	—	—
Total	$843	$(11)	$—	$—	$843	$(11)

At March 31, 2016 and December 31, 2015, we had 426 and 962 investment securities in a gross unrealized loss position. The unrealized losses are primarily due to increases in interest rates primarily as a result of widening of interest rate spreads. The evidence considered by management in reaching the conclusion that the unrealized losses are not other-than-temporary includes analyst views, financial performance of the issuers and underlying collateral, cash flow projections, ratings and rating downgrades and available credit enhancements. Based on the analysis of the evidence, management has determined it is probable that we will collect all amounts due according to the contractual terms of the investment securities. We have no intent to sell the investment securities and believe we likely will not be required to sell the investment securities before recovery of the amortized cost basis.

OMFH-21

We continue to monitor unrealized loss positions for potential impairments. During the three months ended March 31, 2016, we recognized less than $1 million in other-than-temporary impairment credit loss write-downs on corporate debt to investment revenues.

Changes in the cumulative amount of credit losses (recognized in earnings) on other-than-temporarily impaired available-for-sale securities were as follows:

Three Months Ended
(dollars in millions)	March 31, 2016
Balance at beginning of period	$1
Additions:
Due to other-than-temporary impairments:
Not previously recognized	—
Previously recognized	—
Balance at end of period	$1
The proceeds of available-for-sale securities sold or redeemed and the resulting realized gains, realized losses, and net realized gains were as follows:

Three Months Ended
(dollars in millions)	March 31, 2016

Proceeds from sales and redemptions	$43

Realized gains	$1
Realized losses	—
Net realized gains	$1

Contractual maturities of fixed-maturity available-for-sale securities at March 31, 2016 were as follows:

(dollars in millions)	Fair Value	Amortized Cost

Fixed maturities, excluding mortgage-backed, asset-backed, and collateralized securities:
Due in 1 year or less	$87	$87
Due after 1 year through 5 years	437	437
Due after 5 years through 10 years	353	348
Due after 10 years	62	63
Mortgage-backed, asset-backed, and collateralized securities	154	153
Total	$1,093	$1,088

Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. We may sell investment securities before maturity to achieve corporate requirements and investment strategies.

At March 31, 2016 and December 31, 2015, investment securities with an approximate carrying value of $147 million and $141 million were on deposit with regulatory authorities as required by insurance regulations.

OMFH-22

Other Securities

The fair value of other securities for which we have elected the fair value option, by type, was as follows:

(dollars in millions)	March 31, 2016	December 31, 2015

Fixed maturities, excluding mortgage-backed, asset-backed, and collateralized securities:
Bonds:
Non-U.S. government and government sponsored entities	$3	$3
Corporate debt	115	115
Mortgage-backed, asset-backed, and collateralized:
RMBS	2	1
CMBS	—	1
Total bonds	120	120
Preferred stock	6	6
Total	$126	$126

The net unrealized losses on our other securities, which are reported in Investment revenues on the Condensed Consolidated Statements of Income, were $3 million for the three months ended March 31, 2016.

PREDECESSOR

Recognition and Measurement of OTTI

As a result of management’s analysis of OTTI, we recorded pre-tax losses for OTTI, primarily related to equity securities, of $1 million for the three months ended March 31, 2015. Pre-tax losses for OTTI are classified in Investment revenues on the Condensed Consolidated Statements of Income.
The cumulative amount of credit losses recognized in earnings was $3 million at March 31, 2015. During the three months ended March 31, 2015, there was a reduction of $2 million in cumulative credit losses recognized in earnings due to credit-impaired securities sold, transferred or matured.

The following table summarizes proceeds from the sale of investments for the three months ended March 31, 2015:

2015
(In millions of dollars)
Sales proceeds:
Fixed income and equity investments	$31
Short-term investments, net of purchases	—
Total proceeds on sales of investments	$31

The following table summarizes realized gains (losses) on sales and impairments of investments, net for the three months ended March 31, 2015:

2015
(In millions of dollars)
Gross pre-tax gains (losses) on investment securities:
Gains	$5
Losses	(1)
Net pre-tax gains on investment securities	4
OTTI	(1)
Realized gain (loss) on sales and impairments of investments, net	$3

OMFH-23

(7) Transactions with Affiliates

SUCCESSOR

Income taxes payable of $49 million at March 31, 2016 is due to an affiliate.

On December 1, 2015, we agreed to make advances to an affiliate, Springleaf Finance Corporation, up to $500 million. There were $370 million in outstanding advances and $4 million of accrued interest receivable under the note at March 31, 2016.

On November 15, 2015, an affiliate, Springleaf Finance Corporation, agreed to make advances to us up to $500 million. There were no outstanding advances under the note at March 31, 2016.

The purpose of the above two agreements is to better spread and manage liquidity across both companies.

There were no other significant or material transactions with affiliates as of or for the period ending March 31, 2016.

See Note 16 for discussion of affiliate transactions executed subsequent to March 31, 2016.

PREDECESSOR

Expense Allocations

Our Condensed Consolidated Financial Statements include direct and indirect expense allocations of certain costs for employee benefits and support functions provided on a centralized basis by various providers across Citigroup and CCC. These expenses were allocated to us based on various cost- and/or activity-related drivers.

The following table summarizes our allocated share of the related costs from Citigroup and CCC providers for the periods presented:

Three Months Ended
March 31, 2015
(In millions of dollars)
Direct costs	$50
Indirect costs	13
Total allocated expenses	$63

Direct Allocated Costs

Direct allocated costs represent specific services or functions that were attributable to us based on actual and/or estimated usage or consumption. These services include employee benefits, technology, occupancy, and other direct costs. Citigroup and CCC allocate the costs associated with these services using established allocation methodologies.

Indirect Allocated Costs

Indirect allocated costs represent general corporate level services provided to us and other affiliates by Citigroup. Corporate level services include finance, human resources, compliance, risk, legal, communications, treasury, audit, administration and security. The costs are attributed to us in two steps; first, using a consumption based survey; and second, based on metrics that are reflective of service usage.

Revenue Allocations

The insurance business provided administrative support related to debt protection products on behalf of other Citigroup affiliates. We recorded income related to these services of $3 million for the three months ended March 31, 2015. These amounts are classified in Other revenue on the Condensed Consolidated Statements of Income.

We provided other shared support to an affiliate beginning in 2013 following a transfer of employees from CCC to us. We recorded income related to these services of $1 million for the three months ended March 31, 2015. These amounts are classified in Other revenue on the Condensed Consolidated Statements of Income.

OMFH-24

Other Related Party Transactions

During the three months ended March 31, 2015, we transferred software totaling $13 million to an affiliate and acquired $8 million of software and other premises and equipment from an affiliate. Both transfers occurred at carrying value.

(8) Long-term Debt

SUCCESSOR

Principal maturities of long-term debt (excluding projected repayments on securitizations and revolving conduit facilities by period) by type of debt at March 31, 2016 were as follows:

	Senior Debt
(dollars in millions)	Securitizations	Revolving Conduit Facilities	Medium Term Notes	Junior Subordinated Debt	Total

Interest rates(1)	2.43% - 6.94%	2.59% - 2.59%	6.75% - 7.25%	0.00%

Second quarter 2016	$—	$—	$—	$—	$—
Third quarter 2016	—	—	—	—	—
Fourth quarter 2016	—	—	—	—	—
First quarter 2017	—	—	—	—	—
Remainder of 2017	—	—	—	—	—
2018	—	—	—	—	—
2019	—	—	700	—	700
2020	—	—	—	—	—
2021	—	—	800	—	800
Securitizations(2)	5,864	—	—	—	5,864
Revolving conduit facilities(2)	—	250	—	—	250
Total principal maturities	$5,864	$250	$1,500	$—	$7,614

Total carrying amount(3)	$5,860	$250	$1,573	$—	$7,683
Debt issuance costs(4)(5)	(8)	(11)	—	—	(19)
__________

(1)	The interest rates shown are the range of contractual rates in effect at March 31, 2016.

(2)
Securitizations and borrowing under revolving conduit facilities are not included in above maturities by period due to their variable monthly repayments. See Note 9 for further information on long-term debt associated with securitizations and revolving conduit facilities.

(3)
The carrying amount of long-term debt associated with certain securitizations that were either (i) issued at a premium or discount or (ii) revalued at a premium or discount based on its fair value at the time of the OMH Transaction.

(4) Debt issuance costs are reported as a direct deduction from long-term debt, with the exception of debt issuance costs associated with our revolving conduit facilities, which are reported in other assets.
(5) In connection with pushdown accounting, we wrote long-term debt up to fair market value and wrote-off the outstanding balance of unamortized debt issuance costs. Accordingly, there are no debt issuance costs associated with transactions prior to the OMH Transaction.

OMFH-25

Guaranty Agreements

OMFH Indenture

OMFH Notes. On December 11, 2014, OMFH and certain of its subsidiaries entered into an indenture (the "OMFH Indenture"), among the Company, the guarantors listed therein and The Bank of New York Mellon, as trustee, in connection with the Company’s issuance of $700 million aggregate principal amount of 6.75% Senior Notes due 2019 and $800 million in aggregate principal amount of 7.25% Senior Notes due 2021 (collectively, the "OMFH Notes"). The OMFH Notes are the Company’s unsecured senior obligations, guaranteed on a senior unsecured basis by each of its wholly owned domestic subsidiaries other than certain subsidiaries, including its insurance subsidiaries and securitization subsidiaries. As of March 31, 2016, $1.5 billion aggregate principal amount of the OMFH Notes were outstanding.

The obligations of the Company pursuant to the Notes are unconditionally guaranteed, jointly and severally, by each of the Company’s subsidiaries ("Guarantors") except for certain subsidiaries that are specifically excluded from providing this guarantee, including the VIEs and insurance companies ("Non-Guarantors"). As of March 31, 2016, the Non-Guarantors accounted for approximately 94% of the Company’s net interest income plus total other revenues, 73% of total assets and 79%, or $6.7 billion, of total liabilities including trade payables.

Refer to Note 15 for information regarding the fair value of long-term debt.

(9) Variable Interest Entities

SUCCESSOR

As part of the OMH's overall funding strategy and as part of its efforts to support its liquidity from sources other than its traditional capital market sources, we have transferred certain finance receivables to VIEs for securitization transactions. Since these transactions involve securitization trusts required to be consolidated, the securitized assets and related liabilities are included in our consolidated financial statements and are accounted for as secured borrowings.

CONSOLIDATED VIES

We evaluated the securitization trusts and determined that these entities are VIEs of which we are the primary beneficiary, and, therefore, we consolidated such entities. We are deemed to be the primary beneficiary of each of these VIEs because we have the ability to direct the activities of each VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses and the right to receive benefits that are potentially significant to the VIE. Such ability stems from our and/or our affiliates’ contractual right to service the securitized finance receivables. Our residual interest trust certificates expose us to potentially significant losses and potentially significant returns.

The asset-backed securities issued by the securitization trusts are supported by the expected cash flows from the underlying securitized finance receivables. Cash inflows from these finance receivables are distributed to investors and service providers in accordance with each transaction’s contractual priority of payments ("waterfall") and, as such, most of these inflows must be directed first to service and repay each trust’s senior notes or certificates held principally by third-party investors. The holders of the asset-backed securities have no recourse to the Company if the cash flows from the underlying qualified securitized assets are not sufficient to pay all principal and interest on the asset-backed securities. After these senior obligations are extinguished, substantially all cash inflows will be directed to the subordinated notes until fully repaid and, thereafter, to the residual interest that we own in each securitization trust. We retain interests in these securitization transactions, including residual interests in each securitization trust. We retain credit risk in the securitizations through our ownership of the residual interest in each securitization trust, which is the first to absorb credit losses on the securitized assets. We expect that any credit losses in the pools of securitized assets will likely be limited to our residual retained interests. We have no obligation to repurchase or replace qualified securitized assets that subsequently become delinquent or are otherwise in default.

OMFH-26

We parenthetically disclose on our Condensed Consolidated Statements of Financial Position the VIE’s assets that can only be used to settle the VIE’s obligations and liabilities if its creditors have no recourse against the primary beneficiary’s general credit. The following table summarizes the carrying amounts and classifications of the VIEs' assets and liabilities in the Condensed Consolidated Statements of Financial Position that are consolidated in accordance with ASC 810 were as follows:

(dollars in millions)	March 31, 2016	December 31, 2015

Assets
Cash and cash equivalents	$8	$4
Finance receivables	7,999	7,804
Allowance for finance receivable losses	(295)	(304)
Deferred tax assets	—	—
Restricted cash	363	381
Other assets	11	—
Total assets	$8,086	$7,885
Liabilities
Long-term debt	$6,110	$6,141
Accounts payable, accrued expenses and other liabilities	8	8
Total liabilities	$6,118	$6,149

SECURITIZATION TRANSACTIONS

OMFIT 2016-1 Securitization. On February 10, 2016, OMFH completed a private securitization transaction in which OneMain Financial Issuance Trust 2016-1 ("OMFIT 2016-1"), a wholly owned special purpose vehicle of OMFH, issued $500 million of notes backed by personal loans. $414 million of the notes issued by OMFIT 2016-1, represented by Classes A and B, were sold to unaffiliated third parties at a weighted average interest rate of 3.79% and $86 million of the notes issued by OMFIT 2016-1, represented by Classes C and D, were retained by OMFH. The notes mature in February 20, 2029 and have a 34-month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $570 million as of February 10, 2016. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

OMFIT 2016-2 Securitization. On March 23, 2016, OMFH completed a private securitization transaction in which OneMain Financial Issuance Trust 2016-2 ("OMFIT 2016-2"), a wholly owned special purpose vehicle of OMFH, issued $890 million of notes backed by personal loans. $733 million of the notes issued by OMFIT 2016-2, represented by Classes A and B, were sold to unaffiliated third parties at a weighted average interest rate of 4.37% and $157 million of the notes issued by OMFIT 2016-2, represented by Classes C and D, were retained by OMFH. The notes mature in March 20, 2028 and have a 23-month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $1.0 billion as of March 23, 2016. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

REVOLVING CONDUIT FACILITIES

Replacement of 2015 Warehouse Facility. On January 21, 2016, OMFH entered into four separate bilateral conduit facilities with unaffiliated financial institutions that provide an aggregate $2.4 billion of committed financing on a revolving basis for personal loans originated by OneMain (each, a "New Facility" and together, the "New Facilities"). The New Facilities replaced OMFH’s revolving conduit facility entered into on February 3, 2015 (the "2015 Warehouse Facility") that was voluntarily terminated on the same date. The New Facilities provide higher advance rates, extend the term of the revolving periods of OMFH’s financing arrangements and eliminate certain terms and conditions included in the 2015 Warehouse Facility, including certain cross-default provisions and provisions requiring the absence of a material adverse change as a precondition to funding. In addition, the weighted average interest rate on the New Facilities is essentially the same as on the 2015 Warehouse Facility. The New Facilities also eliminate financial covenants, including the Net Worth Covenant and the Leverage Covenant in the 2015 Warehouse Facility. Neither OMFH nor any of its affiliates incurred any early termination penalty in connection with the termination of the 2015 Warehouse Facility.

OMFH-27

A description of each New Facility is set forth below:

OneMain Financial B1 Warehouse Trust. On January 21, 2016, we established a private securitization facility in which
OneMain Financial B1 Warehouse Trust, a wholly owned special purpose vehicle, issued variable funding notes to be backed by personal loans acquired from subsidiaries of OMFH from time to time. The notes had a maximum principal balance of (i) $550 million from the closing date through (but excluding) the first anniversary of the closing date, (ii) $450 million from the first anniversary of the closing date through (but excluding) the second anniversary of the closing date, and (iii) $350 million from and after the second anniversary of the closing date. The notes were to be funded over a three-year period, subject to the satisfaction of customary conditions precedent. During this period, the notes could be paid down in whole or in part and then redrawn. Following the three-year funding period, the principal amount of the notes, if any, would amortize and was payable in full in February 2021.

On March 21, 2016, we refinanced the OneMain Financial B1 Warehouse Trust into OneMain Financial B5 Warehouse Trust described below.

OneMain Financial B2 Warehouse Trust. On January 21, 2016, we established a private securitization facility in which OneMain Financial B2 Warehouse Trust, a wholly owned special purpose vehicle, issued variable funding notes with a maximum principal balance of $750 million to be backed by personal loans acquired from subsidiaries of OMFH from time to time. The notes were to be funded over a three-year period, subject to the satisfaction of customary conditions precedent. During this period, the notes could be paid down in whole or in part and then redrawn. Following the three-year funding period, the principal amount of the notes, if any, would amortize and was payable in full in February 2021.

On March 21, 2016, we refinanced the OneMain Financial B2 Warehouse Trust into OneMain Financial B6 Warehouse Trust described below.

OneMain Financial B3 Warehouse Trust. On January 21, 2016, we established a private securitization facility in which OneMain Financial B3 Warehouse Trust, a wholly owned special purpose vehicle, issued variable funding notes with a maximum principal balance of $350 million to be backed by personal loans acquired from subsidiaries of OMFH from time to time. The notes will be funded over a three-year period, subject to the satisfaction of customary conditions precedent. During this period, the notes can be paid down in whole or in part and then redrawn. Following the three-year funding period, the principal amount of the notes, if any, will amortize and will be due and payable in full in January 2020. No amounts were outstanding under the notes as of March 31, 2016.

OneMain Financial B4 Warehouse Trust. On January 21, 2016, we established a private securitization facility in which OneMain Financial B4 Warehouse Trust, a wholly owned special purpose vehicle, issued variable funding notes with a maximum principal balance of $750 million to be backed by personal loans acquired from subsidiaries of OMFH from time to time. The notes will be funded over a three-year period, subject to the satisfaction of customary conditions precedent. During this period, the notes can be paid down in whole or in part and then redrawn. Following the three-year funding period, the principal amount of the notes, if any, will amortize and will be due and payable in full in February 2021. No amounts were outstanding under the notes as of March 31, 2016.

OneMain Financial B5 Warehouse Trust. On March 21, 2016, we refinanced the OneMain Financial B1 Warehouse Trust into OneMain Financial B5 Warehouse Trust with the same unaffiliated financial institutions that provided committed financing on a revolving basis for personal loans originated by OMFH’s subsidiaries. The maximum principal balance under the new facility is $550 million. The aggregate maximum capacity for this facility is subject to a scheduled reduction of $100 million on January 21, 2017 and a further reduction of $100 million on January 21, 2018. No amounts were outstanding under the notes as of March 31, 2016.

OneMain Financial B6 Warehouse Trust. On March 21, 2016, we refinanced the OneMain Financial B2 Warehouse Trust into OneMain Financial B6 Warehouse Trust with the same unaffiliated financial institutions that provided committed financing on a revolving basis for personal loans originated by OMFH’s subsidiaries. The maximum principal balance under the new facility is $750 million. As of March 31, 2016, $250 million was outstanding under the notes.

The securitization trusts and warehouse facility described above are VIEs consolidated by the Company at March 31, 2016.

OMFH-28

VIE INTEREST EXPENSE

Other than our retained subordinate and residual interests in the remaining consolidated securitization trusts, we are under no obligation, either contractually or implicitly, to provide financial support to these entities. Consolidated interest expense related to our VIEs for the three months ended March 31, 2016 totaled $51 million.

(10) Accumulated Other Comprehensive Income (Loss)

SUCCESSOR

Changes, net of tax, in accumulated other comprehensive income (loss) were as follows:

(dollars in millions)	Unrealized Gains (Losses) Available-for-Sale Securities	Foreign Currency Translation Adjustments(1)	Total Accumulated Other Comprehensive Income (Loss)
Three Months Ended March 31, 2016
Balance at beginning of period	$(6)	$(4)	$(10)
Other comprehensive income before reclassifications	10	5	15
Reclassification adjustments from accumulated other comprehensive income (loss)	(1)	—	(1)
Change, net of tax	9	5	14
Balance at end of period	$3	$1	$4
__________

(1)	Reflects the movements in the Canadian Dollar against the U.S. Dollar.

Reclassification adjustments from accumulated other comprehensive income (loss) to the applicable line item on our Condensed Consolidated Statements of Income were as follows:

Three Months Ended
(dollars in millions)	March 31, 2016
Unrealized gains on available-for-sale securities:
Reclassification from accumulated other comprehensive income to investment revenues, before taxes	$1
Income tax effect	—
Reclassification from accumulated other comprehensive income (loss) to investment revenues, net of taxes	$1

PREDECESSOR

The following table summarizes the changes, net of tax, in accumulated other comprehensive income (loss):

	Net unrealized gains (losses) on available-for-sale securities	Foreign currency translation adjustment(1)	Accumulated other comprehensive income (loss)
(In millions of dollars)
Balance, December 31, 2014	$47	$(3)	$44
Other comprehensive income (loss) before reclassifications	7	(5)	2
Decrease due to amounts reclassified from AOCI	(2)	—	(2)
Change, net of tax	5	(5)	—
Balance, March 31, 2015	$52	$(8)	$44
__________

(1)	Reflects the movements in the Canadian Dollar against the U.S. Dollar.

OMFH-29

The following table summarizes the pre-tax and after-tax changes in each component of AOCI:

	Pre-tax	Tax effect	After-tax
(In millions of dollars)
Balance, December 31, 2014	$68	$(24)	$44
Change in net unrealized gains (losses) on investment securities	8	(3)	5
Foreign currency translation adjustment	(8)	3	(5)
Change	—	—	—
Balance, March 31, 2015	$68	$(24)	$44

The following table summarizes the change in AOCI for amounts reclassified to the Condensed Consolidated Statements of Income:

Three Months Ended
March 31, 2015
(In millions of dollars)
Net realized gains on sales of investments(1)	$(4)
Gross OTTI impairment losses(1)	1
Net realized gains on investment securities reclassified out of AOCI—pretax	(3)
Tax expense	1
Net realized gains on investment securities reclassified out of AOCI—after-tax	$(2)
 __________

(1)	Refer to Note 6 for additional information on realized gains and losses on investment securities and OTTI impairment losses.

(11) Income Taxes

SUCCESSOR

At March 31, 2016, we had a net deferred tax asset of $220 million, compared to $189 million at December 31, 2015. The increase in the net deferred tax asset was primarily due to changes in allowance for loan losses.

The effective tax rate for the three months ended March 31, 2016 was 37.7%. The effective tax rate for the three months ended March 31, 2016 differed from the federal statutory rates primarily due to the effect of state income taxes.

We are currently under examination by the IRS and other major taxing jurisdictions. The major tax jurisdictions in which we operate and the earliest tax year(s) subject to examination includes: United States (2012 tax year), and Maryland (2012 tax year). We believe we have adequately provided for taxes.

Our unrecognized tax positions including interest and penalties total $6 million at March 31, 2016 and December 31, 2015, none of which would affect the effective tax rate if recognized. The amount of any change in the balance of uncertain tax positions over the next twelve months is not expected to be material to our consolidated financial statements.

PREDECESSOR

We recorded an income tax provision of $64 million (39.0% effective income tax rate) for the three months ended March 31, 2015. The effective tax rate differs from the U.S. federal statutory tax rate of 35.0% primarily due to state and local income taxes and the business and geographic mix of earnings.

Interest and penalties (not included in "unrecognized tax benefits") are a component of the Provision for income taxes on the Condensed Consolidated Statements of Income and were immaterial for the three months ended March 31, 2015.

OMFH-30

(12) Contingencies

SUCCESSOR

Legal Contingencies

In the normal course of business, the Company, including its affiliates or subsidiaries, are named, from time to time, as defendant or a party in various legal actions, including class actions, arbitrations, regulatory proceedings and other litigation arising in connection with its activities. Some of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages, or for injunctive relief. While we will continue to identify certain legal actions where we believe a material loss to be reasonably possible and reasonably estimable, there can be no assurance that material losses will not be incurred from claims that we have not yet been notified of or are not yet determined to be probable or reasonably possible and reasonably estimable.

We contest liability and/or the amount of damages, as appropriate, in each pending matter. Where available information indicates that it is probable that a liability had been incurred at the date of the consolidated financial statements and we can reasonably estimate the amount of that loss, we accrue the estimated loss by a charge to income. In many actions, however, it is inherently difficult to determine whether any loss is probable or even reasonably possible or to estimate the amount of any loss.

In addition, even where loss is reasonably possible or an exposure to loss exists in excess of the liability already accrued with respect to a previously recognized loss contingency, it is not always possible to reasonably estimate the size of the possible loss or range of loss.

For certain legal actions, we cannot reasonably estimate such losses, particularly for actions that are in their early stages of development or where plaintiffs seek substantial or indeterminate damages. In addition to the inherent unpredictability, numerous issues may need to be resolved, including through potentially lengthy discovery and determination of important factual matters, and by addressing novel or unsettled legal questions relevant to the actions in question, before a loss or additional loss or range of loss or additional loss can be reasonably estimated for any given action.

For certain other legal actions, we can estimate reasonably possible losses, additional losses, ranges of loss or ranges of additional loss in excess of amounts accrued, but do not believe, based on current knowledge and after consultation with counsel, that such losses will have a material adverse effect on our consolidated financial statements as a whole.

(13) Benefit Plans

SUCCESSOR

401(k) Plan

We participate in the Springleaf Financial Services ("SFS") 401(k) Plan (the "401(k) Plan") which provides for a 100% Company match on the first 4% of the salary reduction contributions of the employees. We do not anticipate any changes to our matching contributions for 2016.

In addition, SFS may make a discretionary profit sharing contribution to the 401(k) Plan. SFS has full discretion to determine whether to make such a contribution, and the amount of such contribution. In no event, however, will the discretionary profit sharing contribution exceed 4% of annual pay. In order to share in the retirement contribution, employees must have satisfied the 401(k) Plan’s eligibility requirements and be employed on the last day of the year. The employees are not required to contribute any money to the 401(k) Plan in order to qualify for the SFS profit sharing contribution. The discretionary profit sharing contribution will be divided among participants eligible to share in the contribution for the year in the same proportion that the participant’s pay bears to the total pay of all participants. This means the amount allocated to each eligible participant’s account will, as a percentage of pay, be the same.

OMFH employees were eligible to participate in the 401(k) Plan beginning on November 15, 2015.

The salaries and benefit expense associated with this plan was $2 million for the three months ended March 31, 2016 and is classified in Salaries and benefits expense in the Condensed Consolidated Statements of Income.

OMFH-31

PREDECESSOR

We participated in several noncontributory defined benefit pension plans sponsored by Citigroup covering certain U.S. employees. Citigroup’s U.S. qualified defined benefit plan was frozen effective January 1, 2008 for most employees. Accordingly, no additional compensation-based contributions were credited to the cash balance portion of the plan for existing plan participants after 2007. However, certain employees covered under the prior final pay plan formula continue to accrue benefits. We also participated in a number of noncontributory, nonqualified pension plans. These plans, which are unfunded, provide supplemental defined pension benefits to certain U.S. employees. With the exception of a few employees covered under the prior final average pay formulas, the benefits under these plans were frozen in prior years. The allocated share of the related benefit for these pension plans was $2 million for the three months ended March 31, 2015. These amounts are classified in Compensation and benefits expense on the Condensed Consolidated Statements of Income.

We also participated in postretirement health care and life insurance benefits offered by Citigroup to certain eligible U.S. retired employees. The allocated share of the related net expense is classified in Salaries and benefits expense on the Condensed Consolidated Statements of Income and was not material to the results of operations for the three months ended March 31, 2015.

We also participated in postemployment plans sponsored by Citigroup that provide income continuation and health and welfare benefits to certain eligible U.S. employees on long-term disability. The allocated share of the related net expense was not material to the results of operations for the three months ended March 31, 2015. These amounts are classified in Salaries and benefits expense on the Condensed Consolidated Statements of Income.

Citigroup sponsors defined contribution plans in the United States and in certain non-U.S. locations, all of which are administered in accordance with local laws. The most significant defined contribution plan is the Citigroup 401(k) Plan in the U.S. Under the Citigroup 401(k) plan, eligible U.S. employees received matching contributions of up to 6% of their eligible compensation for 2015 subject to statutory limits. Additionally, for eligible employees whose eligible compensation is $100,000 or less, a fixed contribution of up to 2% of eligible compensation is provided. Our contributions are invested according to participants’ individual elections. The expense allocated to us for the Citigroup 401(k) Plan amounted to approximately $4 million for the three months ended March 31, 2015. These amounts are classified in Salaries and benefits expense on the Condensed Consolidated Statements of Income and included in direct allocated costs. Refer to Note 7 for further discussion on direct allocated costs.

(14) Share-Based and Incentive Compensation

SUCCESSOR

During 2015, OMH awarded service-based restricted stock units ("RSUs") to certain of our executives and employees. The RSUs are subject to a graded vesting period of 4 years or less and do not provide the holders with any rights as shareholders, including the right to earn dividends during the vesting period. The fair value for RSUs is generally the closing market price of OMH’s common stock on the date of the award. Expense is amortized on a straight line basis over the vesting period, based on the number of awards that are ultimately expected to vest. These amounts are classified in Salaries and benefits expense on the Condensed Consolidated Statements of Income and are immaterial for the three months ended March 31, 2016.

PREDECESSOR

The Predecessor Company’s executives and employees participated in the Citigroup programs described under Note 19 "Share-based and Incentive Compensation" to the annual audited Consolidated and Combined Financial Statements and related notes as of December 31, 2015. We made cash payments to reimburse Citigroup for the cost of the awards when shares were delivered to participants (the payments were based on market value of the vested stock awards at such time or the spread realized by the employee on an option exercise). We recognized compensation expense for the awards as described below.

The compensation expense related to discretionary annual incentive cash awards was $2 million for the three months ended March 31, 2015. These amounts are classified in Salaries and benefits expense on the Condensed Consolidated Statements of Income.

The compensation expense related to variable incentive compensation awards was $6 million for the three months ended March 31, 2015 and is classified in Salaries and benefits expense on the Condensed Consolidated Statements of Income.

OMFH-32

(15) Fair Value Measurements

SUCCESSOR

The fair value of a financial instrument is the amount that would be expected to be received if an asset were to be sold or the amount that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instruments, whether the financial instrument is listed on an exchange or traded over-the-counter or is new to the market and note yet established, the characteristics specific to the transaction, and general market conditions.

 The following tables summarize the fair values and carrying values of financial instruments and indicate the fair value hierarchy based on the level of inputs utilized to determine such fair values:

	Fair Value Measurements Using			Total Fair Value	Total Carrying Value
(dollars in millions)	Level 1	Level 2	Level 3
March 31, 2016
Assets
Cash and cash equivalents	$326	$—	$—	$326	$326
Investment securities	37	1,213	1	1,251	1,251
Net finance receivables, less allowance for finance receivable losses	—	—	8,650	8,650	8,344
Restricted cash and cash equivalents	363	—	—	363	363

Liabilities
Long-term debt	—	7,528	—	7,528	7,683

	Fair Value Measurements Using			Total Fair Value	Total Carrying Value
(dollars in millions)	Level 1	Level 2	Level 3
December 31, 2015
Assets
Cash and cash equivalents	$572	$—	$—	$572	$572
Investment securities	36	1,227	1	1,264	1,264
Net finance receivables, less allowance for finance receivable losses	—	—	8,958	8,958	8,512
Restricted cash and cash equivalents	381	—	—	381	381

Liabilities
Long-term debt	—	7,618	—	7,618	7,718

OMFH-33

Fair Value Measurements — Recurring Basis

The following tables present information about our assets measured at fair value on a recurring basis and indicates the fair value hierarchy based on the levels of inputs we utilized to determine such fair value:

	Fair Value Measurements Using			Total Carried At Fair Value
(dollars in millions)	Level 1	Level 2	Level 3
March 31, 2016
Assets
Cash equivalents in mutual funds	$35	$—	$—	$35
Investment securities:
Available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	—	29	—	29
Obligations of states, municipalities, and political subdivisions	—	52	—	52
Non-U.S. government and government sponsored entities	—	122	—	122
Corporate debt	—	736	—	736
RMBS	—	48	—	48
CMBS	—	69	—	69
CDO/ABS	—	37	—	37
Total bonds	—	1,093	—	1,093
Preferred stock	6	1	—	7
Common stock	24	—	—	24
Other long-term investments	—	—	1	1
Total available-for-sale securities	30	1,094	1	1,125
Other securities:
Bonds:
Non-U.S. government and government sponsored entities	—	3	—	3
Corporate debt	1	114	—	115
RMBS	—	2	—	2
CMBS	—	—	—	—
Total bonds	1	119	—	120
Preferred stock	6	—	—	6
Total other securities	7	119	—	126
Total investment securities	37	1,213	1	1,251
Total	$72	$1,213	$1	$1,286

OMFH-34

	Fair Value Measurements Using			Total Carried At Fair Value
(dollars in millions)	Level 1	Level 2	Level 3
December 31, 2015
Assets
Cash equivalents in mutual funds	$16	$—	$—	$16
Investment securities:
Available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	—	28	—	28
Obligations of states, municipalities, and political subdivisions	—	52	—	52
Non-U.S. government and government sponsored entities	—	126	—	126
Corporate debt	—	732	—	732
RMBS	—	54	—	54
CMBS	—	73	—	73
CDO/ABS	—	42	—	42
Total bonds	—	1,107	—	1,107
Preferred stock	7	1	—	8
Common stock	22	—	—	22
Other long-term investments	—	—	1	1
Total available-for-sale securities	29	1,108	1	1,138
Other securities:
Bonds:
Non-U.S. government and government sponsored entities	—	3	—	3
Corporate debt	1	114	—	115
RMBS	—	1	—	1
CMBS	—	1	—	1
Total bonds	1	119	—	120
Preferred stock	6	—	—	6
Total other securities	7	119	—	126
Total investment securities	36	1,227	1	1,264
Total	$52	$1,227	$1	$1,280

We had no transfers between Level 1 and Level 2 during the three months ended March 31, 2016.

The changes in Level 3 assets measured at fair value on a recurring basis were immaterial during the three months ended March 31, 2016.

FAIR VALUE MEASUREMENTS — VALUATION METHODOLOGIES AND ASSUMPTIONS

Cash and Cash Equivalents

The carrying amount of cash and cash equivalents, including cash and cash equivalents in certificates of deposit and commercial paper, approximates fair value.

Mutual Funds

The fair value of mutual funds is based on quoted market prices of the underlying shares held in the mutual funds.

OMFH-35

Investment Securities

We utilize third-party valuation service providers to measure the fair value of our investment securities, which are classified as AFS or as Other and consist primarily of bonds. Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure investment securities at fair value. We generally obtain market price data from exchange or dealer markets.

We estimate the fair value of fixed maturity investment securities not traded in active markets by referring to traded securities with similar attributes, using dealer quotations and a matrix pricing methodology, or discounted cash flow analyses. This methodology considers such factors as the issuer’s industry, the security’s rating and tenor, its coupon rate, its position in the capital structure of the issuer, yield curves, credit curves, composite ratings, bid-ask spreads, prepayment rates and other relevant factors. For fixed maturity investment securities that are not traded in active markets or that are subject to transfer restrictions, we adjust the valuations to reflect illiquidity and/or non-transferability. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

We elect the fair value option for investment securities that are deemed to incorporate an embedded derivative.

The fair value of certain investment securities is based on the amortized cost, which is assumed to approximate fair value.

Finance Receivables

The fair value of net finance receivables, less allowance for finance receivable losses, both non-impaired and credit impaired, are determined using discounted cash flow methodologies. The application of these methodologies requires us to make certain judgments and estimates based on our perception of market participant views related to the economic and competitive environment, the characteristics of our finance receivables, and other similar factors. The most significant judgments and estimates made relate to prepayment speeds, default rates, loss severity, and discount rates. The degree of judgment and estimation applied is significant in light of the current capital markets and, more broadly, economic environments. Therefore, the fair value of our finance receivables could not be determined with precision and may not be realized in an actual sale. Additionally, there may be inherent limitations in the valuation methodologies we employed, and changes in the underlying assumptions used could significantly affect the results of current or future values.

Restricted Cash and Cash Equivalents

The carrying amount of restricted cash and cash equivalents approximates fair value.

Long-term Debt

We either receive fair value measurements of our long-term debt from market participants and pricing services or we estimate the fair values of long-term debt using projected cash flows discounted at each balance sheet date’s market-observable implicit-credit spread rates for our long-term debt.

We record at fair value long-term debt issuances that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative. At March 31, 2016, we did not have debt carried at fair value under the fair value option.

We estimate the fair values associated with variable rate revolving lines of credit to be equal to par.

OMFH-36

PREDECESSOR

Fair Value Measurements

ASC 820-10, Fair Value Measurement, defines fair value, establishes a consistent framework for measuring fair value and requires disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Among other things, the standard requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair Value Hierarchy

ASC 820-10 specifies a hierarchy of inputs based on whether the inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions.

These two types of inputs have created the following fair value hierarchy:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Our policy with respect to transfers between levels of the fair value hierarchy is to recognize transfers into and out of each level as of the end of the reporting period.

Determination of Fair Value

For assets and liabilities carried at fair value, we primarily utilize third-party valuation service providers to derive fair values based on various methodologies, including market quotes where available, external non-binding broker quotes, and proprietary valuation models. We assess the reasonableness of security values received from valuation service providers through various analytical techniques including comparing the information obtained from the valuation service providers to other third-party valuation sources for selected securities.

Items Measured at Fair Value on a Recurring Basis

Transfers between Level 1 and Level 2 of the Fair Value Hierarchy

For the three months ended March 31, 2015, we transferred no investments from Level 1 to Level 2 and $54 million of investments from Level 2 to Level 1. Transfers from Level 2 to Level 1 related to equity and foreign government securities which were traded with sufficient frequency to constitute an active market.

OMFH-37

The following tables summarize the changes in the Level 3 fair value category:

	Balance, January 1, 2015	Transfers into Level 3	Transfers out of Level 3	Purchases	Sales	Net realized gains (losses)	Net unrealized losses in other comprehensive income on assets still held	Balance, March 31, 2015
(In millions of dollars)
Fixed maturity securities:
Mortgage-backed:
U.S. government agency guaranteed	$1	$4	$—	$—	$—	$—	$—	$5
Prime	—	—	—	—	—	—	—	—
Commercial	1	1	(1)	—	—	—	—	1
Total mortgage-backed	2	5	(1)	—	—	—	—	6
State and municipal	—	—	—	—	—	—	—	—
Non-U.S. government and government sponsored entities	1	—	(1)	—	—	—	—	—
Corporate	40	—	—	—	(1)	—	1	40
Other debt	10	—	—	—	—	—	—	10
Total fixed maturity securities	53	5	(2)	—	(1)	—	1	56
Equity securities	5	3	—	—	—	—	—	8
Total fixed maturity and equity securities	$58	$8	$(2)	$—	$(1)	$—	$1	$64

Transfers in and out of Level 3 of the Fair Value Hierarchy

For the three months ended March 31, 2015, securities, primarily related to equity and mortgage-backed, were transferred into and out of Level 3 due to changes in the level of price observability for the specific securities. Of the $8 million of securities transferred into Level 3, $3 million was transferred from Level 1 and $5 million was transferred from Level 2. Of the $2 million of securities transferred out of Level 3, none were transferred into Level 1 and $2 million was transferred into Level 2.

(16) Subsequent Events

SUCCESSOR

On May 2, 2016, Springleaf Finance Corporation repaid the outstanding intercompany note receivable and related accrued interest of $376 million.

We have evaluated all events subsequent to the balance sheet date as of March 31, 2016 through May 13, 2016, which is the date these condensed consolidated financial statements were available to be issued, and has determined that there are no other subsequent events that required disclosure under ASC 855, Subsequent Events.

OMFH-38